Exhibit 99.1

Pluri CEO Issues Shareholder Update

HAIFA, Israel, July 25, 2022 – Pluri Inc. (Nasdaq: PLUR) (TASE: PLUR) (“Pluri” or the “Company”) (formerly known as Pluristem Therapeutics, Inc.), a leading biotechnology company, today issued an update to its shareholders from its Chief Executive Officer and President Yaky Yanay.

Pluri: One simple, short word of Greek origin that encapsulates the strategic evolution for our Company.

This is our new name.

Today, I am proud to share the vision of Pluri: to help pioneer a biotech revolution to create a range of next-generation cell-based products that improve human wellbeing, increase sustainability, and advance solutions to humanity’s greatest challenges.

In early 2021, we launched the Phoenix Project at Pluristem to lay the foundation for the rebirth of a stronger Company that built on the expertise we developed over the course of nearly two decades. This legacy includes a deep understanding of cells, a state-of-the-art cell expansion technology—and the combination of the two: a novel cell-based platform.

Pluri will seek collaborations and strategic alliances with industries that require cells and cell-extract development and manufacturing. We will develop strategic partners who understand market demands and have access to a strong customer base. Our commercialization strategy will consist of licensing and joint ventures that we like to call “Pluri focus units”. We expect that these will have separate funding and seasoned management but will benefit from full access to our platform.

Pluri will continue to drive forward medical research and develop life-changing treatments for patients, but will also offer and develop novel cell-based solutions in other areas—such as food-tech (as in our recent partnership with Tnuva), agri-tech, and biologics—using our innovative 3D cell expansion technology platforms.

Coming full circle to our roots in regenerative medicine, we are also targeting early development collaborations with pharmaceutical partners, to create the next generation of cell-based product candidates, which are targeted and tailored, differentiated by gene editing. We intend to develop our cell therapies in several therapeutic areas to focus our attention, understanding and expertise on specific medical indications.

So, who are we? We are Pluri.

We push the boundaries of science with our cell-based technology platform to offer more solutions for more industries, in vertices where we can offer a major advantage—and lead the world towards a brighter tomorrow.

To learn more:

●	Watch our 90-second explainer video

●	Dive deeper into Pluri’s strategy

●	Read today’s press release

●	Visit Pluri on the web

Best regards,

Yaky Yanay

Chief Executive Officer and President, Pluri

About Pluri Inc.

Pluri is pushing the boundaries of science and engineering to create cell-based products for commercial use and is pioneering a biotech revolution that promotes global wellbeing and sustainability. The Company’s technology platform, a patented and validated state-of-the-art 3D cell expansion system, advances novel cell-based solutions for a range of initiatives— from medicine and climate change to food scarcity, animal cruelty and beyond. Pluri’s method is uniquely accurate, scalable, cost-effective, and consistent from batch to batch. Pluri currently operates in the field of regenerative medicine and food-tech and aims to establish partnerships that leverage the Company’s 3D cell-based technology to additional industries that require effective, mass cell production. To learn more, visit us at www.pluri-biotech.com or follow us on LinkedIn and Twitter.

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. For example, Pluri is using forward-looking statements when it discusses plans for future product development, its commercialization activities, that it designed a strategy that should serve it effectively for the coming decades, its ability to seek and collaborate with strategic partners, the market opportunity for the Company’s products and the potential of the Company’s products and solutions to improve human wellbeing, increase environmental sustainability, and advance solutions to future challenges. These forward-looking statements and their implications are based on the current expectations of the management of Pluri only and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements about Pluri: changes in technology and market requirements; Pluri may encounter delays or obstacles in launching and/or successfully completing its clinical trials, if necessary; its products may not be approved by regulatory agencies, its technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; it may be unable to retain or attract key employees whose knowledge is essential to the development of its products; unforeseen scientific difficulties may develop with its processes; its products may wind up being more expensive than it anticipates; results in the laboratory may not translate to equally good results in real clinical settings; its patents may not be sufficient; its products may harm recipients or consumers; changes in legislation with an adverse impact; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluri to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluri undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluri reference is made to Pluri’s reports filed from time to time with the Securities and Exchange Commission.

Media Contacts

Investors: investor.relations@pluri-biotech.com

Israel Media: Shachar Yental at shacharye@gitam.co.il

U.S. Media: Nathan Miller at nathan@miller-ink.com / Tara DiMaio at tara.dimaio@miller-ink.com